                                                                    EXHIBIT 99.1


                              FOR IMMEDIATE RELEASE

April 24, 2003

Contact:    John Breed
            Director, Media and Government Relations
            (713) 209-8835

               COOPER INDUSTRIES REPORTS FIRST-QUARTER EARNINGS OF
                               61 CENTS PER SHARE

            MARGINS IMPROVE DESPITE CONTINUED WEAK MARKET ENVIRONMENT

HOUSTON, TX, April 24, 2003 - Cooper Industries, Ltd. (NYSE:CBE) today reported first-quarter earnings of $.61 per share (diluted), compared with $.52 per share for the first quarter of 2002. Revenues for the first quarter 2003 were $957.8 million, compared with $975.0 million for the same period last year. Operating earnings for the first quarter 2003 were $90.8 million, compared with $88.4 million for the first quarter 2002. Net income for the 2003 first quarter was $56.6 million, compared with $48.8 million in the 2002 first quarter. The tax rate for the 2003 first quarter was 20 percent, compared to 32 percent in the first quarter of 2002. Additionally, during the first quarter of 2003, Cooper concluded that no income would be recognized from an agreement related to the 1993 initial public offering of a subsidiary. In the 2002 first quarter, pretax income from this agreement was approximately $3 million.

         "We are off to a very solid start for 2003," said H. John Riley, Jr., chairman, president and chief executive officer. "Our first-quarter earnings were consistent with our previously stated projections, and we are on track to meet our cash flow objective for the year. Even more important, we achieved positive margin improvement compared with last year's first quarter. Despite having to battle a continued weak market environment, we are making very real progress in our programs to control costs and heighten productivity."

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COOPER INDUSTRIES, LTD.                                                  PAGE 2

                                 SEGMENT RESULTS

         First-quarter 2003 revenues for Cooper's ELECTRICAL PRODUCTS segment were $804.2 million, compared with $819.5 million for the same period in 2002. Segment operating earnings in the 2003 first quarter improved over 9 percent to $100.3 million, compared with $91.8 million in the 2002 first quarter. Segment operating margins improved to 12.5 percent in the 2003 first quarter, compared to 11.2 percent in the same period in 2002.

         Revenues in the Company's Electrical Products segment declined 2 percent in the first quarter of 2003 compared with the prior year's first quarter, reflecting continued weakness in several of Cooper's key markets. Revenues in Cooper's North American lighting fixtures, wiring devices and support systems businesses were down slightly when compared to the first quarter of 2002, due to continued soft commercial construction markets and somewhat weaker retail channel sales. Further, the Company's power transmission and distribution equipment sales were negatively impacted as many utilities continued to delay major capital commitments, choosing instead to focus on improving their balance sheets. On a more positive note, modest improvements in selected industrial markets offered some signs of encouragement during the quarter as evidenced by revenue gains in the Company's hazardous duty and circuit protection businesses when compared to the prior year's first quarter.

         First-quarter 2003 revenues in Cooper's TOOLS & HARDWARE segment were $153.6 million, buoyed somewhat by improved sales of tools used in electronic markets and the favorable impact of currency translation. Tools & Hardware sales in the first quarter 2002 were $155.5 million. Segment operating earnings increased to $6.5 million in the 2003 first quarter, compared with $5.3 million in the 2002 first quarter. As a result, operating margins increased to 4.2 percent in the 2003 first quarter, compared with 3.4 percent in the same period last year. While overall demand remains weak, cost control and manufacturing rationalization programs are positively impacting operating results in these businesses.

         "During the quarter, we advanced several important initiatives that we believe are key to securing Cooper's future growth and profitability," said Riley. "We finalized a new management structure for our Cooper Connection program, allowing us to offer additional marketplace services and broaden our overall customer base. We also made good progress toward implementing a new Company-wide Enterprise Business System. Ultimately, this new system will provide important data transparency across all of our businesses, allowing us to further reduce overhead and manufacturing and logistics costs.

COOPER INDUSTRIES, LTD.                                                  PAGE 3

         "We are continuing to execute disciplined cost management throughout all of our businesses, and we are right on plan in executing our previously announced program to close ten plants to appropriately size manufacturing capacity to future marketplace demand. In addition, we are allocating significant resources towards global market share gain initiatives and critical process improvements.

         "We remain convinced that investing in these programs will provide sustainable competitive advantages. Our ongoing focus on these important programs to enhance our product offerings, take advantage of global manufacturing and sourcing opportunities and maximize our marketplace strengths will enhance our capabilities in the eyes of our customers and ultimately reward all of our constituencies.

                                     OUTLOOK

         "Clearly, the economy remains the biggest challenge for Cooper and other manufacturing companies like us," said Riley. "Since it is doubtful that we will see any significant near-term improvement in our key markets, we are conservatively estimating that second-quarter 2003 earnings will be in the range of $.65 to $.70 per share. In light of current market conditions, we also now expect our earnings for the year will be at or near the low end of our previously stated $2.85 to $3.05 earnings per share range. Consistent with the approach taken in the first quarter, these projections do not include any income from the agreement related to the 1993 initial public offering of one of the Company's subsidiaries. In 2002, this agreement resulted in approximately $3 million of pretax income per quarter and an aggregate of $.08 earnings per share for the year.

         "While we can't control the economy and its impact on the markets we serve, we can control our costs, and we are maintaining our course of prudent financial management," Riley concluded.

         Cooper Industries, Ltd., with 2002 revenues of $4.0 billion, is a global manufacturer of electrical products and tools and hardware. Incorporated in Bermuda, the Company's administrative headquarters are in Houston, Texas. Cooper has more than 28,000 employees serving more than 100 locations around the world, and sells products to customers in more than 50 countries. For more information, visit www.cooperindustries.com.

         Comparisons of 2003 and 2002 first-quarter results appear on the following pages.

         Statements in this news release are forward-looking under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements regarding the Company's earnings outlook. These statements are subject to various risks and uncertainties, many of which are outside the control of the Company, and actual results

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COOPER INDUSTRIES, LTD.                                                  PAGE 4

may differ materially from anticipated results. Important factors which may affect the actual results include, but are not limited to: 1) competitive pressures and future global economic conditions, including the level of market demand for the Company's products; 2) the rate at which benefits are realized from cost-reduction programs recently completed, currently under way or to be initiated in the near future; 3) changes in the tax laws, tax treaties or tax regulations; 4) the timing and amount of share repurchases by the Company; 5) the resolution of potential liability exposure resulting from Federal-Mogul Corporation's bankruptcy filing; and 6) the timing and amount of income, if any, to be recognized from the agreement related to the 1993 initial public offering of a subsidiary.

         Further information regarding these and other risk factors is set forth in Cooper's filings with the Securities and Exchange Commission, including Cooper's Annual Report on Form 10-K.

         Cooper also will hold a conference call at 12:00 p.m. (Eastern) today to provide shareholders and other interested parties an overview of the Company's first quarter financial performance. Those interested in hearing the conference call may listen via telephone by dialing (800) 706-6239, or over the Internet through the Investor Center section of the Company's Internet site. International callers should dial (706) 679-0660. No confirmation or pass code will be needed for the live briefing by telephone. Cooper suggests that listeners using the Internet option should access the Company's Internet site well in advance of the webcast to download and install any necessary audio software.

         A replay briefing will be available by telephone until 11:00 p.m. (Eastern) on April 30, 2003, and over the Internet through May 7, 2003. The telephone number to access the replay is (800) 642-1687 and the access code number is 9398339. International callers should dial (706) 645-9291.

         The call may include non-GAAP financial measures. Cooper will post a reconciliation of those measures to the most directly comparable GAAP measures in the Investor Center section of the Company's Internet site under the heading "Management Presentations."

                       CONSOLIDATED RESULTS OF OPERATIONS

                                                        Quarter Ended March 31,
                                                       --------------------------
                                                         2003               2002
                                                       -------            -------
                                                     (in millions where applicable)
Revenues                                               $ 957.8            $ 975.0

Cost of sales                                            674.7              701.4
Selling and administrative expenses                      192.3              185.2
                                                       -------            -------
Operating earnings                                        90.8               88.4

Interest expense                                          20.1               16.9
                                                       -------            -------

       Income Before Income Taxes                         70.7               71.5
Income taxes                                              14.1               22.7
                                                       -------            -------
       Net Income                                      $  56.6            $  48.8
                                                       =======            =======

Net Income Per Common Share:
       Basic                                           $   .62            $   .52
                                                       =======            =======
       Diluted                                         $   .61            $   .52
                                                       =======            =======

Shares Utilized in Computation
   of Income Per Common Share:
       Basic                                              92.0 MILLION        93.9 million

       Diluted                                            92.4 MILLION        94.5 million


                             PERCENTAGE OF REVENUES

                                                         Quarter Ended March 31,
                                                       --------------------------
                                                        2003               2002
                                                       -------            -------
Revenues                                                 100.0%             100.0%
Cost of sales                                             70.4%              71.9%
Selling and administrative expenses                       20.1%              19.0%
Operating earnings                                         9.5%               9.1%
Income Before Income Taxes                                 7.4%               7.3%
Net Income                                                 5.9%               5.0%


                                    - more -
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


                 CONSOLIDATED RESULTS OF OPERATIONS (CONTINUED)

              ADDITIONAL INFORMATION FOR THE QUARTER ENDED MARCH 31

                               SEGMENT INFORMATION


                                                        Quarter Ended March 31,
                                                        -----------------------
                                                          2003            2002
                                                        ------           ------
                                                             (in millions)
Revenues:
   Electrical Products                                  $804.2           $819.5
   Tools & Hardware                                      153.6            155.5
                                                        ------           ------
       Total                                            $957.8           $975.0
                                                        ======           ======

Segment Operating Earnings:
   Electrical Products                                  $100.3           $ 91.8
   Tools & Hardware                                        6.5              5.3
                                                        ------           ------
       Total                                             106.8             97.1

General Corporate expense                                 16.0              8.7
Interest expense                                          20.1             16.9
                                                        ------           ------
Income Before Income Taxes                              $ 70.7           $ 71.5
                                                        ======           ======


                                                        Quarter Ended March 31,
                                                        -----------------------
                                                          2003            2002
                                                        ------           ------
Return on Sales:
   Electrical Products                                    12.5%            11.2%
   Tools & Hardware                                        4.2%             3.4%
       Total Segments                                     11.2%            10.0%


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


                           CONSOLIDATED BALANCE SHEETS
                                  (PRELIMINARY)

                                                                  March 31,      December 31,
                                                                ------------     ------------
                                                                    2003             2002
                                                                ------------     ------------
                                     ASSETS                              (in millions)
Cash and cash equivalents                                       $       71.3     $      302.0
Receivables                                                            712.1            706.7
Inventories                                                            630.1            580.5
Deferred income taxes and other current assets                         154.4             99.8
                                                                ------------     ------------
         Total current assets                                        1,567.9          1,689.0
                                                                ------------     ------------
Property, plant and equipment, less accumulated depreciation           735.5            750.2
Goodwill                                                             1,994.1          1,996.2
Deferred income taxes and other noncurrent assets                      239.9            252.5
                                                                ------------     ------------
         Total assets                                           $    4,537.4     $    4,687.9
                                                                ============     ============

                      LIABILITIES AND SHAREHOLDERS' EQUITY

Short-term debt                                                 $        4.4     $        4.1
Accounts payable                                                       342.4            312.2
Accrued liabilities                                                    448.3            489.4
Current maturities of long-term debt                                     3.5            153.8
                                                                ------------     ------------
         Total current liabilities                                     798.6            959.5
                                                                ------------     ------------
Long-term debt                                                       1,275.6          1,280.7
Postretirement benefits other than pensions                            186.9            189.1
Other long-term liabilities                                            255.6            256.2
                                                                ------------     ------------
         Total liabilities                                           2,516.7          2,685.5
                                                                ------------     ------------

Common stock                                                             0.9              0.9
Capital in excess of par value                                         425.1            422.7
Retained earnings                                                    1,768.7          1,744.2
Accumulated other nonowner changes in equity                          (174.0)          (165.4)
                                                                ------------     ------------
         Total shareholders' equity                                  2,020.7          2,002.4
                                                                ------------     ------------

         Total liabilities and shareholders' equity             $    4,537.4     $    4,687.9
                                                                ============     ============


                                     -more-
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


                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (PRELIMINARY)


                                                                     Three Months Ended March 31,
                                                                     ----------------------------
                                                                      2003                  2002
                                                                     --------            --------
                                                                             (in millions)
Cash flows from operating activities:
   Net income                                                        $   56.6            $   48.8
   Adjustments to reconcile to net cash provided by (used in)
       operating activities:
     Depreciation and amortization                                       30.7                30.0
     Deferred income taxes                                               31.8                 6.0
     Restructuring charge payments                                       (5.2)               (2.4)
     Changes in assets and liabilities: (1)
       Receivables                                                       (3.2)                0.1
       Inventories                                                      (48.4)               12.4
       Accounts payable and accrued liabilities                          (1.3)              (62.3)
       Other assets and liabilities, net                                (71.3)               13.2
                                                                     --------            --------
         Net cash provided by (used in) operating activities            (10.3)               45.8
                                                                     --------            --------

Cash flows from investing activities:
   Capital expenditures                                                 (19.4)              (14.5)
   Cash paid for acquired businesses                                       --                (1.1)
   Proceeds from sales of property, plant and equipment and other         3.9                (0.2)
                                                                     --------            --------
         Net cash used in investing activities                          (15.5)              (15.8)
                                                                     --------            --------

Cash flows from financing activities:
   Proceeds from issuances of debt                                        0.3                33.3
   Repayments of debt                                                  (166.7)               (0.4)
   Dividends                                                            (32.1)              (32.7)
   Acquisition of treasury shares                                          --               (34.5)
   Subsidiary purchase of parent shares                                  (5.4)                 --
   Activity under employee stock plans and other                          0.4                 0.5
                                                                     --------            --------
         Net cash used in financing activities                         (203.5)              (33.8)
                                                                     --------            --------
Effect of exchange rate changes on cash and cash equivalents             (1.4)               (0.2)
                                                                     --------            --------
Decrease in cash and cash equivalents                                  (230.7)               (4.0)
Cash and cash equivalents, beginning of period                          302.0                11.5
                                                                     --------            --------
Cash and cash equivalents, end of period                             $   71.3            $    7.5
                                                                     ========            ========


(1) Net of the effects of translation.



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